MEMORANDUM OF UNDERSTANDING

Between: Gunther Than, Founder & Board Member, and

John Campo, Current & Acting President of View Systems, Inc.

In June of 2019, View Systems Inc. (“View”) entered into an agreement to acquire Sannabis S.A.S. (“Sannabis”) in Cali, Colombia. The net of the agreement is, if certain milestones are achieved and directions are kept with the current debentures then View Systems will issue shares to Sannabis shareholders once View is able to restructure its debt and share structure. i

1.	At the appropriate time after certain conditions are met, View will issue shares to both Mr. Guzman and NCR giving them control of View Systems. New Columbia Resources (NCR) President, John Campo, is now also functional President/Chairman of the Board of View. As of now, no shares have been issued to Sannabis shareholders.
2.	The agreement was discussed at length in conference with a Mr. Thomas Cloutier in June of 2020.

Simultaneously and conditionally;

●	shares will be issued to Sannabis and NCR;
●	a name change will be made to the current View Systems and
●	the Security Division, View Systems International, will file a Reg A registration statement to establish it as a public entity in its own right.
●	VYST will give a dividend of shares in the new entity to shareholders of record at the time.

The above events must effectively occur successfully and simultaneously.

3.	The investment [1] monies wired Sannabis were for the development of licenses and the design, production, and marketing of their product catalog with government approved products. This investment gives View Systems the first right of refusal to acquire and integrate Sannabis into the VSYM public entity.
4.	Other uses and investment of the funds: Sannabis also built greenhouses to house their Seed Bank.
5.	Sannabis also owns a stake in Campo de Violetas, S.A. in Uruguay, a company licensed to grow hemp in Uruguay. In 2019, View sent money to Uruguay for planting of a test Hemp crop in Uruguay which began in Dec. 17 – Jan. 30, 2020 ii.

BEST REGARDS and AS UNDERSTOOD by

John Campo (President & CoB of View Systems, Inc.) &.

Gunther Than (Founder and member of BoD and President of the Security Division)

Dated___________

1 The itemization of these funds (approximately $200,000) may be found in the relevant attachment.

ADDITIONAL INFORMATION

i Sannabis is majority owned by Juan Paulo Guzman, a Colombian citizen, and New Colombia Resources, Inc. (“NCR”) a DE corporation.

Sannabis was formed in 2014 to produce medical products on an Indian Reservation in Colombia and assisted the previous administration in drafting cannabis legislation in 2016, whose regulations went into effect in 2017 with protocols for applying for different licenses. In 2018, Sannabis and its partners applied for several licenses in Colombia; Seed Bank, Cultivation, and Transformation licenses have all been applied for. To see these applications, click here.

From 2014-2017 Sannabis generated revenue while working on the Indigenous Reservation, since then Sannabis has not generated revenue. Currently Sannabis is launching a sales campaign aimed at signing up distributors using a downline compensation system in Colombia. This plan will be rolled out in other countries as well. For an outline of that system, click here.

To see the history of Sannabis visit, https://www.tallerlibre.org/historia

While they were going through the licensing process in Colombia, they produced a line of products derived from imported hemp seed oil. To date, they are not growing cannabis in Colombia, however, by To see the product catalog, click here.

To date, Sannabis is not growing cannabis in Colombia but does plan to by the year with licenses. To see greenhouses, click here.

These products all have a Health Registration Number from INVIMA, Colombia’s equivalent of the FDA. To see the health registrations, click here.

ii Seeds were imported from France and planted in December. This field was planned to be planted in late September but there was a delay in importing the seeds. To see a memorialization of the field prep, seed import, planting, etc. click here.

The test fields were planted to learn the protocols in Uruguay of importing the seeds, testing the seed in Uruguay climate, and marketing the finished product in the United States. To that end, View President, John Campo, was granted an Import Permit from the USDA for the whole Cannabis plant from Uruguay, to see the Permit click here.